Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

McAFEE CORP.

October 21, 2020

McAfee Corp., a Delaware corporation (the “Corporation”), hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and that:

A.    The name of the Corporation is: McAfee Corp.

B.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on July 19, 2019 under the name Greenseer Holdings Corp. and amended on September 28, 2020, under the name McAfee Corp. (as amended, the “Original Certificate of Incorporation”).

C.    This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation of the Corporation.

D.    The Certificate of Incorporation, upon the filing of this Amended and Restated Certificate of Incorporation, shall read in full as follows:

ARTICLE I — NAME

The name of the corporation is McAfee Corp. (the “Corporation”).

ARTICLE II — REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, county of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV — CAPITALIZATION

(a)    Authorized Shares. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,000,000,000 shares of stock, consisting of (i) 200,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), (ii) 1,500,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and (iii) 300,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). Upon the filing and effectiveness of this Amended Certificate of Incorporation, all shares of common stock, par value $0.001 per share, of the Corporation issued and outstanding immediately prior to such time shall, automatically, without any further action by the Corporation or any stockholder, be reclassified, in the aggregate, into one fully paid and non-assessable share of Class A Common Stock.

(b)    Common Stock.

(i)    Voting.

(1)    Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of shares of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if only the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)    Except as otherwise required in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock); provided, that the holders of shares of Class A Common Stock and Class B Common Stock as such shall be entitled to vote separately as a class upon any amendment to this Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or rights of such class of Common Stock so as to affect them adversely. There shall be no cumulative voting.

(ii)    Dividends.

(1)    Dividends of cash or property may be declared and paid on the Class A Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation, the holders of record of shares of Class A Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

(2)    Except in connection with Stock Adjustments (as defined below) as provided in Article IV(b)(ii)(3), dividends of cash or property may not be declared or paid on the Class B Common Stock.

(3)    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock. Notwithstanding the foregoing, provided that Foundation Technology Worldwide LLC receives the prior written consent required pursuant to Section 4.02(e) of the Second Amended and Restated Limited Liability Company Agreement of Foundation Technology Worldwide LLC (the “LLC Agreement”), the Corporation shall be entitled to declare a stock dividend on the Class A Common Stock without any corresponding adjustment to the Class B Common Stock so long as, after the payment of such stock dividend on the Class A Common Stock, the number of shares of Class A Common Stock outstanding does not exceed the number of LLC Units (as defined below) held by the Corporation and its wholly owned subsidiaries.

(iii)    Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. Without limiting the rights of the holders of Class B Common Stock to exchange LLC Units (as defined below), together with shares of Class B Common Stock, for shares of Class A Common Stock in accordance with the terms of the LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv)    Cancellation of Shares of Class B Common Stock. Immediately upon the redemption or exchange of a Class A Unit (each, an “LLC Unit,” and, collectively, the “LLC Units”) of Foundation Technology Worldwide LLC, together with a share of Class B Common Stock, for a share of Class A Common Stock pursuant to the terms of the LLC Agreement, such share of Class B Common Stock shall automatically be canceled with no consideration being paid or issued with respect thereto, pursuant and subject to the terms of the LLC Agreement. Any such canceled shares of Class B Common Stock shall thereafter no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(v)    Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the redemption or exchange of all outstanding LLC Units (other than such LLC Units owned by the Corporation or any of its wholly owned subsidiaries) together with a commensurate number of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the redemption or exchange of the LLC Units (along with Class B Common Stock) by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Class B Common Stock, voting together as a class, shall be required to alter, amend or repeal this Article IV(b)(v) or to adopt any provision inconsistent therewith.

(vi)    No Preemptive Rights. Holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(vii)    No Conversion Rights. Without limiting the rights of holders of Class B Common Stock and LLC Units as provided in the LLC Agreement, the Common Stock shall not otherwise be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(c)    Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Amended and Restated Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

(d)    No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, and except as provided in Article IV(b)(v), the number of authorized shares of a class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(e)    Reorganization or Merger.

(i)    In the case of any reorganization, Share Exchange (as defined below), consolidation, conversion or merger of the Corporation with or into another person in which shares of Class A Common Stock and Class B Common Stock are converted into (or entitled to receive with respect thereto, including upon an exchange thereof in accordance with the LLC Agreement) shares of stock and/or other securities or property (including, without limitation, cash) or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger, each holder of a share of Class A Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including, without limitation, cash), but, without limiting the rights of the holders of shares of Class B Common Stock to exchange their shares of Class B Common Stock (together with the corresponding number of LLC Units) for shares of Class A Common Stock in accordance with the LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such reorganization, Share Exchange, consolidation, conversion or merger), each holder of a share of Class B Common Stock shall only be entitled to receive with respect to each such share (together with each corresponding LLC Unit) a number of shares of stock as it would be entitled to receive had it exchanged its shares of Class B Common Stock (together with the corresponding number of LLC Units) for shares of Class A Common Stock in accordance with the LLC Agreement, and shall not be entitled to receive other securities or property (including, without limitation, cash); and such shares of stock received by a holder of shares of Class B Common Stock shall afford the holder thereof no more rights, privileges or preferences than would be afforded the holders of Class B Common Stock hereunder, including without limitation rights, privileges or preferences with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with any reorganization, Share Exchange, consolidation, conversion or merger of the Corporation with or into another person or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each, a “Business Combination Transaction”). Nothing in this Article 4(e) shall be deemed to modify any contractual rights of any affiliates of Intel Americas, Inc. or TPG Global, LLC (collectively, the “Principal Stockholders”). “Share Exchange” means a share exchange involving more than 50% of the shares of the Common Stock, provided a redemption or exchange of shares of Class B Common Stock (together with the corresponding number of LLC Units) for shares of Class A Common Stock effected in accordance with the LLC Agreement shall not constitute a “Share Exchange” for purposes of this Amended and Restated Certificate of Incorporation.

(ii)    In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class A Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) (i) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (x) any of the voting rights of the holders of the Class A Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, and (y) the requisite vote or percentage required to approve or take any action described in this Article IV, in Article VIII or elsewhere in this Amended and Restated Certificate of Incorporation or described in the bylaws of the Corporation in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, or (ii) with respect to the economic rights, privileges or preferences of the holders of Class A Common Stock relative to the holders of Class B Common Stock, including, without limitation, with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with a Business Combination Transaction, without, in each case (i) and (ii), the affirmative vote of the holders of a majority of the shares of Class A Common Stock, voting as a separate class.

(iii)    In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, and (ii) the requisite vote or percentage required to approve or take any action described in this Article IV, in Article VIII or elsewhere in this Amended and Restated Certificate of Incorporation or described in the bylaws of the Corporation in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, without in each case the affirmative vote of the holders of a majority of the shares of Class B Common Stock, voting as a separate class.

ARTICLE V — BOARD OF DIRECTORS

(a)    Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three (3) and not more than twelve (12), each of whom shall be a natural person. All elections of directors shall be determined by a plurality of the votes cast. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Subject to the terms of the Stockholders Agreement (the “Stockholders Agreement”), dated as of October 21, 2020, by and among the Corporation and the other signatories thereto (so long as such agreement remains in effect), vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

(b)    Classified Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock) shall be classified with respect to the time for which directors severally hold office into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(c)    Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause; provided, however, any director of the Corporation who is designated for nomination by a Principal Stockholder pursuant to the terms of the Stockholders Agreement may be removed with or without cause by the Principal Stockholder entitled to designate such director for nomination pursuant to the terms of the Stockholders Agreement with the approval of the holders of the majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement.

ARTICLE VI — LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal. If, after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.

ARTICLE VII — MEETINGS OF STOCKHOLDERS

(a)    No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b)    Special Meetings of Stockholders. Subject to any rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(c)    Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII — AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS

(a)    Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the bylaws of the Corporation and provided that, for so long as a Principal Stockholder has the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, the consent of such Principal Stockholder shall be required to make, alter, amend or repeal Sections 1.2(i), 2.4 or 2.5 of the bylaws of the Corporation; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the bylaws of the Corporation, in addition to any other vote otherwise required by law, (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the bylaws of the Corporation and (ii) for so long as a Principal Stockholder has the right to nominate a director to the Board of Directors pursuant to the Stockholders Agreement, the consent of such Principal Stockholder shall be required to make, alter, amend or repeal Sections 1.2(i), 2.4 or 2.5 of the bylaws of the Corporation.

(b)    Amendments to the Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of paragraphs (e) of Article IV, Article V, Article VI, paragraphs (a) and (b) of Article VII, Article VIII, Article IX and Article X may be altered, amended or repealed (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by: (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose and (ii) in the case of any such alteration, amendment or repeal of Article VIII or Article IX, for so long as a Principal Stockholder has the right to designate a director for nomination to the Board of Directors pursuant to the Stockholders Agreement, the consent of such Principal Stockholder.

ARTICLE IX — RENOUNCEMENT OF CORPORATE OPPORTUNITY

(a)    Scope. The provisions of this Article IX are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation and, to the extent applicable, to its stockholders, with respect to certain classes or categories of business opportunities. “Exempted Persons” means each of the Principal Stockholders and Thoma Bravo, L.P. and all of their respective Affiliates, partners, principals, directors, officers, members, managers, managing directors and/or employees, including any of the foregoing who serve as employees, officers or directors of the Corporation. Solely for the purposes of this Article IX, reference to “Affiliates” shall have the meaning ascribed to such term in the Stockholders Agreement.

(b)    Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available or presented to the Exempted Persons, even if the opportunity is in the line of business of the Corporation or its subsidiaries or is otherwise one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Corporation and the industry in which it operates in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or, to the extent applicable, any of its or their stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein.

(c)    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall be deemed not to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(d)    Amendment of this Article. No amendment or repeal of this Article IX in accordance with the provisions of paragraph (b) of Article VIII shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the Corporation’s bylaws or applicable law.

ARTICLE X — EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

(a)    Exclusive Forum. Unless the Board of Directors or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”); provided that, the provisions of this Article IX(a) will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and

provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

(b)    Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (each, a “Foreign Action”), in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

(c)    Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended..

(d)    Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X and waived any defense of personal jurisdiction and argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.

ARTICLE XI — SEVERABILITY

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by the officer below this 21st day of October 2020.

MCAFEE CORP.

By:	/s/ Sayed Darwish
Name:	Sayed Darwish
Title:	Chief Legal Officer

[Signature Page to Amended and Restated Certificate of Incorporation]